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                                                                    Exhibit 99.1

Amkor & Fujitsu End Talks on Factory Outsourcing

CHANDLER, Ariz. -- Oct. 18, 2002--Amkor Technology, Inc. (Nasdaq: AMKR) and Fujitsu Limited (TSE: 6702) have ended discussions relating to Amkor's proposed equity purchase of Fujitsu's semiconductor assembly and test operation located in Kagoshima, Japan. The two companies had signed a non-binding memorandum of understanding in April 2002 and were in negotiations on a definitive agreement.

"We were looking forward to partnering with Fujitsu on this outsourcing venture and are disappointed that we could not reach agreement," said John Boruch, Amkor's president and chief operating officer. "After extensive negotiations, and taking into account various factors including economic aspects and industry environment, both companies concluded that the transaction proposed by the MOU was not feasible. While this venture would have presented Amkor with a desirable revenue stream from a world-class customer, we nonetheless believe it is in Amkor's best interest to focus our resources on other business opportunities," said Boruch.

Amkor Technology, Inc. is the world's largest provider of contract semiconductor assembly and test solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's website, http://www.amkor.com.

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Contact:
Amkor Technology, Inc.
Jeffrey Luth, 480/821-2408 Ext. 5130
VP Corporate Communications
   jluth@amkor.com